Exhibit (h)(24)

AMENDMENT

To Transfer Agency and Service Agreement

between

Artisan Partners Funds, Inc. (the “Fund”)

and

State Street Bank and Trust Company (“Transfer Agent”)

This Amendment is made as of this 19th day of June 2014 to the Transfer Agency and Service Agreement between the Fund and the Transfer Agent dated as of May 1, 2001, as amended (the “Agreement”). In accordance with Section 15.1 of the Agreement, the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1. Section 1.2 (Additional Services) of the Agreement is hereby amended by replacing the existing sub-section 1.2(a) with the following:

“(a) Other Customary Services. Perform the customary services of a transfer agent, dividend disbursing agent, custodian of certain retirement plans and, as relevant, agent in connection with accumulation, open-account or similar plan (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing Shareholder proxies, Shareholder reports and prospectuses to current Shareholders, withholding taxes on Shareholder accounts as required by applicable U.S. federal law, collecting, reviewing and retaining account applications and all associated tax forms as required under applicable U.S. federal law, preparing, filing and/or delivering to Shareholders, as applicable, U.S. Internal Revenue Service (“IRS”) Forms 1099 and other appropriate forms required by the IRS or other federal authorities for all Shareholders with respect to dividends, distributions and redemption proceeds, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information.”

2. All defined terms and definitions in the Agreement shall be the same in this amendment (the “Amendment”) except as specifically revised by this Amendment.

3. Except as specifically set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

Exhibit (h)(24)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

ARTISAN PARTNERS FUINDS, INC.		STATE STREET AND TRUST COMPANY

By:	/s/ Gregory K. Ramirez	By:	/s/ Michael Rogers
Name: Gregory K. Ramirez		Name: Michael Rogers
Title: Chief Financial Officer		Title: Executive Vice President